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                                  EXHIBIT 6.33

               STOCK OPTION GRANT AGREEMENT, DATED MARCH 26, 1997,
                 BY AND BETWEEN THE COMPANY AND WELLINGTON EWEN


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                        SEQUESTER HOLDINGS, INCORPORATED
                                 1997 STOCK PLAN
                          STOCK OPTION GRANT AGREEMENT

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Optionee:                              Wellington A. Ewen

Number of Option Shares:               500,000

Exercise Price Per Share:              $0.53

Date of Grant:                         March 26, 1997

Expiration Date:                       March 26, 2007

Type of Stock Option (check one):

                                  Incentive       X  Non-Qualified
                              ---                ---

             1. Grant of Option. Sequester Holdings, Incorporated, a Nevada corporation (the "Company"), hereby grants to the optionee named above ("Optionee") an option ("Option") to purchase the total number of shares of Common Stock of the Company set forth above (the "Shares") at the exercise price per share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Stock Option Grant Agreement ("Agreement") and the Company's 1997 Stock Plan as it may be amended from time to time (the "Plan"). The Plan is incorporated herein by this reference. Terms defined in the Plan have the same meaning in this Agreement. If designated as an Incentive Stock Option above, this Option is intended to qualify as an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

             2. Exercise Period of Option. Subject to the terms and conditions of the Plan and this grant, this Option shall become 100% exercisable as of the date of this grant.

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             3. Method of Exercise. The Option shall be exercised by the
Optionee (a) by giving written notice to the Secretary of the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and (b) tendering payment of the option price for each share of Common Stock to be purchased. The exercise price of any shares of Common Stock exercised under this Option must be paid in full upon such exercise. Payment shall be made in cash, previously owned shares of Common Stock (which have been held at least six months by the Optionee), by promissory note or such other form of consideration as the Committee may permit. If payment is made by promissory note, such note shall be secured by the shares purchased, have a term of five years, bear interest at an annual rate equal to the then applicable Federal Reserve Rate, compounded annually, and all principal and interest shall be paid in full at maturity or upon sale of any shares securing such note, whichever is earlier. The Optionee's exercise notice provided for in this Section above shall be accompanied by (i) this Agreement (for appropriate endorsement by the Company to reflect such exercise), (ii) an investment letter pursuant to Section 9 below, if then required by the Committee, and (iii) such other agreements and documents as may be reasonably requested by the Company.

             4. Termination. In the event that the Optionee shall cease to be employed or engaged by the Company or an Affiliate, the vesting hereof shall immediately and automatically terminate on the Termination Date, the unvested portion hereof shall terminate and, if the cessation of employment or engagement is:

             (a) due to any reason other than as set forth under (b) through (e) below, such portion hereof as is vested on the Termination Date shall remain exercisable for 30 days after the Termination Date;

             (b) due to retirement, such portion hereof as is vested on the Termination Date shall remain exercisable for 3 months after the Termination Date;

             (c) due to a Disability, such portion hereof as is vested on the Termination Date shall remain exercisable for 1 year after the Termination Date;

             (d) due to death while employed or engaged by the Company or its Affiliate, or during the 3 month period following retirement or during the one year period following cessation of employment due to a Disability, such portion hereof as is vested at the time of death shall remain exercisable for 1 year after the date of the Optionee's death; or



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             (e)      voluntary or involuntary and a result of, or in order to
                      pursue, any activity which constitutes competition with the Company, or is inimical, contrary or harmful to the interests of the Company, as determined by the Company, the vested portion hereof shall cease to be exercisable on the Termination Date.

             5. Non-Transferability of Option. This Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.

             6. "At Will" Status Unchanged. If Optionee is an "at will" employee at the time this Option is granted, that status shall remain unchanged after the grant of this Option and the grant of this Option shall not create any obligation on the part of the Company to continue Optionee's employment.

             7. No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to shares of the Company's Common Stock covered by this Option until the date of the issuance of a stock certificate or stock certificates.

             8. Modification, Termination and Adjustment. The rights of the Optionee are subject to modification, termination and adjustment in certain events as provided in the Plan.

             9. Investment Covenant. The Optionee represents and agrees that as a condition to exercise of this Option, the shares of Common Stock of the Company that the Optionee acquires under this Option will be acquired by the Optionee for investment and not with a view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency. The Company may place restrictive legends on any certificates evidencing shares issued upon exercise of any options hereunder if deemed necessary by the Company to comply with applicable securities laws.

             10. Form S-8 Registration. The Company agrees to use its best efforts to register this Option under a Form S-8 registration statement.



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             IN WITNESS WHEREOF, the parties hereto have executed this
Agreement.

                                       SEQUESTER HOLDINGS, INCORPORATED


                                       By ___________________________________

                                           Its ______________________________


ACCEPTANCE BY OPTIONEE:

             The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that the Optionee is familiar with the terms and provisions thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and this Stock Option Grant Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and where applicable, the Committee, upon any questions arising under the Plan and this Stock Option Grant Agreement.

                                       OPTIONEE:


                                       ______________________________________
                                       Wellington A. Ewen


                                       Optionee Address:

                                       ______________________________________

                                       ______________________________________

                                       ______________________________________



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